EXHIBIT 15

The Board of Directors of Aaron’s, Inc. and subsidiaries

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos.: 333-160357, and 333-171113) of Aaron’s, Inc. and subsidiaries and in the related Prospectuses of our report dated August 4, 2011 relating to the unaudited consolidated interim financial statements of Aaron’s, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended June 30, 2011.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 4, 2011